UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Campbell, Allan R.
   c/o Unitrode Corporation
   7 Continental Boulevard
   Merrimack, NH  03054
   USA
2. Issuer Name and Ticker or Trading Symbol
   Unitrode Corporation
   (UTR)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, General Counsel and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |1/28/9|M   | |10,000            |A  |$2.375     |96,000 (2)         |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |1,000 (1) (2)      |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee Stock Option |$2.375  |1/28/|M   | |10,000 (3) |D  |1/2/9|7/2/0|Common Stock|10,000 |       |0           |D  |            |
(right to buy)        |        |98   |    | |           |   |3    |0    |            |(3)    |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1)  The reporting person disclaims beneficial ownership of these securities.
(2) On October 6, 1997, the Common Stock of Unitrode Corporation split 2-for1, resulting in the reporting person and the reporting person's spouse acquiring 38,000 and 500 additional shares of Common Stock, respectively.
(3) This option was previously reported as covering 5,000 shares at an exercise price of $4.75 per share, but was adjusted to reflect a stock split on October 6,
1997.
SIGNATURE OF REPORTING PERSON
/s/ Allan R. Campbell
DATE
January 29, 1998